SETTLEMENT AGREEMENT


       THIS SETTLEMENT AGREEMENT is entered into as of this 24th day of January, 2005, to be effective as of December 31, 2004, by and between Transax International Limited, a Colorado corporation (the "Company") and Asia Pacific Inc. ("Asia Pacific").

                                   RECITALS:

       WHEREAS, the Company has incurred substantial monetary obligations concerning its business operations and the development and marketing of its products;

       WHEREAS, Asia Pacific has made monetary advances to the Company in the aggregate amount of $28,500.00 in order to assist the Company in financing its contractual debts and ongoing business expenses, and the Company has incurred $1,905.00 to Asia Pacific relating to accrued interest on the $28,500.00 debt for an aggregate amount of $30,405.00 due and owing (the "Debt");

       WHEREAS, the Company and Asia Pacific have settled their differences regarding the Debt and wish to set forth their settlement agreement;

        WHEREAS, the Company desires to settle the Debt by issuing to Asia Pacific and/or its designates 202,700 shares of its restricted common stock, par value $0.00001, at the rate of $0.15 per share, which amount is based upon the average of the open and close price of $0.15 of the Company's shares of Common Stock traded on the OTC Bulletin Board between December 21, 2004 and December 31, 2004 (the "Common Stock");

       WHEREAS, Asia Pacific desires to convert the Debt and accept the issuance of 202,700 shares of restricted Common Stock of the Company as full and complete satisfaction of the Debt;

       WHEREAS, the Company and Asia Pacific desire to release one another from any and all further liability as related to the aforesaid Debt; and

       WHEREAS, the Board of Directors of the Company by unanimous written consent dated January 24, 2005 has approved: (i) the execution of this Settlement Agreement; and (ii) the issuance of the 202,700 shares of restricted Common Stock to Asia Pacific as settlement of the Debt effective as of December 31, 2004.

       NOW, THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:






                                   AGREEMENT

       1. The Company agrees to issue to Asia Pacific 202,700 shares of its restricted Common Stock, at $0.15 per share, as of December 31, 2004, as full and complete satisfaction and payment of the Debt.

       2. Asia Pacific agrees to accept the issuance of 202,700 shares of the restricted Common Stock of the Company as full and complete satisfaction and payment of the Debt.

       3. The Company and Asia Pacific shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the aforesaid Debt.

       4. Asia Pacific acknowledges that the issuance of an aggregate of 202,700 shares of restricted Common Stock: (i) have not been registered under the Securities Act of 1933, as amended (the "1933 Securities Act"); (ii) is in reliance on the exemption provided by Section 4(2) and/or Regulation S of the 1933 Securities Act; (iii) are being acquired solely for Asia Pacific's own account without any present intention for resale or distribution, with the exception of those shares of Common Stock to be transferred to designates of Asia Pacific in accordance with that certain Letter of Instruction from Asia Pacific; (iv) will not be resold without registration under the 1933 Securities Act or in compliance with an available exemption from registration, unless the shares of Common Stock are registered under the 1933 Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed distribution of the shares of Common Stock will not violate the registration requirements of the 1933 Securities Act and any applicable state securities laws; and (v) that Asia Pacific understands the economic risk of an investment in the Common Stock and has had the opportunity to ask questions of and receive answers from the Company's management concerning any and all matters related to the acquisition of the Common Stock.

       5. This Settlement Agreement shall be effective as of December 31, 2004 and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.



                                        Transax International Limited



Date:_____________                      By:__________________________
                                        Stephen Walters, President and
                                        Chief Executive Officer



                                        Asia Pacific Inc.


Date:______________                     By: __________________________
                                        President